Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contact: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser (954) 769-7342 keyserk1@autonation.com

AutoNation Announces July 2011 Retail New Vehicle Unit Sales

•	July 2011 retail new vehicle unit sales decreased 4% versus July 2010

FORT LAUDERDALE, Fla., August 3, 2011- AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its retail new vehicle unit sales in July 2011, as reported to the applicable automotive manufacturers, totaled 18,949, a decrease of 4% as compared to July 2010. Retail new vehicle unit sales in July 2011 for AutoNation’s operating segments were as follows:

•	6,142 for Domestic, up 3% versus July 2010,

•	9,323 for Import, down 12% versus July 2010, and

•	3,484 for Premium Luxury, up 11% versus July 2010.

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The information provided in this news release is based on sales reports provided by our stores, including stores acquired since July 2010, to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 254 new vehicle franchises in 15 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com. Follow us at www.facebook.com/autonation and www.twitter.com/autonation.